Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

NAC GLOBAL TECHNOLOGIES, INC.,

as Buyer,

SWISS HEIGHTS ENGINEERING S.A.,

as the Company,

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,

as Sellers

Dated as of July 19, 2016

i

ii

INDEX OF EXHIBITS, ANNEXES AND SCHEDULES

Exhibit	Description
A	Lock-Up Agreement

Annex	Description
I	Sellers
II	Definitions

Schedule	Description
6.2	Conduct of Business of the Company
6.3	Conduct of Business of Buyer
6.9	Post-Closing Executive Officers of Buyer
7.1(c)	Required Governmental Consents
7.1(d)	Required Third Party Consents
II-K(i)	Knowledge Persons of the Company
II-K(ii)	Knowledge Persons of Buyer
II-P	Permitted Liens
Company Disclosure Schedules
Buyer Disclosure Schedules

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2016, by and among NAC Global Technologies, Inc., a Nevada corporation (“Buyer”), Swiss Heights Engineering S.A., a business company organized in Switzerland (the “Company”), and the stockholders of the Company listed on Annex I hereto and the signature pages hereto (collectively, “Sellers” and together with the Company, the “Seller Parties”). Certain capitalized terms used but not otherwise defined in this Agreement are defined in Annex II hereof.

RECITALS

WHEREAS, Sellers collectively own [____]% of the issued and outstanding equity interests of the Company;

WHEREAS, subject to and upon the terms and conditions set forth in this Agreement, Buyer desires to purchase from Sellers all of the issued and outstanding equity interests of the Company in exchange for newly issued shares of common stock of Buyer, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Buyer has (i) determined that it is in the best interests of Buyer and its shareholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, and (iii) determined that no approval of Buyer’s stockholders is required for Buyer to do any of the foregoing; and

WHEREAS, concurrently with the execution and delivery of this Agreement by Buyer, [________], a significant shareholder of Buyer, is executing and delivering to the Company a Lock-Up Agreement, a copy of which is attached as Exhibit A hereto (the “Lock-Up Agreement”), pursuant to which [______________] agrees to certain restrictions on transfer of his Buyer shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I.
THE SHARE EXCHANGE

1.1. Purchase and Sale of Purchased Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the issued and outstanding equity interests of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than those imposed by applicable securities Laws and those incurred by Buyer).

1.2. Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Buyer shall issue and deliver to Sellers (i) Eighty-Three Million (83,000,000) shares of Buyer Common Stock (the “Exchange Shares”) and (ii) warrants to purchase up to a total of Seven Hundred Thirty-Seven Million Three Hundred Forty-One Thousand and Two Hundred Fifty-Seven (737,341,257) shares of Buyer Common Stock (the “Exchange Warrant Shares” and together with the Exchange Shares, the “Buyer Shares”) at an exercise price of $0.000001 per share pursuant to warrants in form and substance otherwise to be agreed between the parties prior to the Closing (the “Exchange Warrants”). Each Seller shall receive its pro rata share of the Exchange Shares and Exchange Warrants based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers.

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1.3. Company Shareholder Consent. Each Seller, as an equity holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the other Transaction Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of Sellers as may be required (and shall, if applicable, operate as a written equity holder resolution of the Company) pursuant to the Company Governing Documents, any other agreement in respect of the Company to which such Seller is a party and all applicable Laws.

Article II.
CLOSING

2.1. Closing. The consummation of the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement (the “Closing”) will take place promptly (but in no event later than three (3) Business Days) following the satisfaction or waiver of the conditions to the Closing set forth in Article VII (other than those deliveries to take place on the date of the Closing (the “Closing Date”)) at 10:00 a.m. at the offices of Ellenoff Grossman & Schole LLP (“EGS”) in New York, New York, or such other place and/or time as Buyer and the Company may agree in writing. By mutual agreement of Buyer and the Company, the Closing may take place by conference call and telecopy or electronic mail/PDF with exchange of original signatures, as requested, by overnight mail. To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 p.m. New York City time on day immediately prior to the Closing Date.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, except as disclosed in the Company Disclosure Schedules and except as expressly contemplated by the terms of this Agreement or the other Transaction Documents:

3.1. Organization. The Company is a societe-anonyme duly organized, validly existing and in good standing under the Laws of Switzerland. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each SHE Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each SHE Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions in which the failure to be so qualified or licensed and in good standing has not had and would not be reasonably expected to have a Company Material Adverse Effect.

3.2. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or is required to be party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Company is or is required to be a party have been (or upon their execution and delivery will be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, as applicable, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

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3.3. Capitalization. The authorized share capital of the Company consists of 200,000 share capital, 200,000 of which is issued and outstanding as of the date of this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the legal and beneficial owners of all of the issued and outstanding equity interests of the Company, with each Seller owning the equity interests of the Company set forth on Annex I, all of which equity interests are owned free and clear of any Liens (other than those imposed under applicable securities laws or the Company’s Governing Documents). The Purchased Shares to be delivered by Sellers to Buyer at the Closing constitute all of the issued and outstanding equity interests of the Company. All of the outstanding equity interests and Convertible Securities of the Company have been duly authorized, are fully paid and non-assessable (to the extent applicable), and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no equity interests in its treasury. None of the outstanding equity interests or Convertible Securities of the Company were issued in violation of any applicable securities Laws. There are no Convertible Securities of the Company. There are no preemptive rights or rights of first refusal or first offer with respect to the Company’s equity securities or Convertible Securities, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its equity holders is a party or bound relating to any equity securities or Convertible Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests or Convertible Securities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or Convertible Securities of the Company. There are no declared or accrued but unpaid dividends with respect to any equity interests of the Company.

3.4. Subsidiaries. Schedule 3.4 sets forth the name of each Subsidiary of the Company, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable) and (c) the number of issued and outstanding equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those imposed under applicable securities Laws or by such Subsidiary’s Governing Documents). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Governing Documents of any such Subsidiary. There are no outstanding or authorized Convertible Securities of any Subsidiary of the Company, and there are no commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests or Convertible Securities of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of its Subsidiaries listed on Schedule 3.4, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. No SHE Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any SHE Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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3.5. Governing Documents. Buyer has been provided with true and correct copies of the Governing Documents of each SHE Company, each as amended and in full force and effect as of the date hereof. No SHE Company is in violation of any of the provisions of such SHE Company’s Governing Documents in any material respect.

3.6. No Conflict. Except for any necessary approval or the termination of any waiting period under Antitrust Laws or as set forth on Schedule 3.6, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or is required to be party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Governing Documents of any SHE Party, (ii) any Contract to which any SHE Company is a party or it or its properties are bound, or (iii) any Law or Order applicable to any SHE Company or its properties, except, with respect to clauses (ii) and (iii), where such Conflict has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.7. Governmental Consents. Except (a) as set forth on Schedule 3.7, (b) for such filings as may be required in any jurisdiction where a SHE Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (c) pursuant to Antitrust Laws, (d) for such filings as contemplated by this Agreement, (e) for applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (any of the foregoing, a “Consent”) is required by or with respect to any SHE Company in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is or is required to be a party or the consummation of the transactions contemplated hereby or thereby.

3.8. Company Financial Statements.

(a) Schedule 3.8 sets forth (i) the unaudited non-consolidated balance sheet of the Company as of December 31, 2015 and the related unaudited non-consolidated income statement for the year then ended, (ii) the unaudited non-consolidated balance sheets of each of Proteam TPS S.r.L., Petrochem Industrie S.r.L. and Lotus S.r.L. as of each of December 31, 2015 and December 31, 2014, and the related unaudited non-consolidated income statements for each of the years then ended, (iii) the audited consolidated balance sheets of Bellelli Engineering S.p.A. and its Subsidiaries as of each of December 31, 2015 and December 31, 2014, and the related audited consolidated income statements for each of the years then ended, (iv) the unaudited non-consolidated balance sheet of each of Proteam TPS S.r.L., Petrochem Industrie S.r.L. and Lotus S.r.L. as of March 31, 2016, and the related unaudited non-consolidated income statements for the three (3) month period then ended, and (v) the unaudited consolidated balance sheet of Bellelli Engineering S.p.A. and its Subsidiaries as of March 31, 2016, and the related unaudited consolidated income statement for the three (3) month period then ended (the foregoing financial statements any notes thereto, collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that (A) the Company Financial Statements exclude the footnote disclosures and other presentation items required for the Accounting Principles and (B) the Company Financial Statements described in clauses (iv) and (v) above exclude year-end adjustments, which are not reasonably expected to be material in amount), and fairly present in all material respects the financial position of the applicable SHE Companies included therein as of the respective dates referred to therein and the results of operations of the applicable SHE Companies included therein for the periods referred to therein.

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(b) The Company maintains a standard system of accounting established and administered in accordance with the Accounting Principles. The Company maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor its auditor has identified or received written notice of (A) any significant deficiency or material weakness in the system of internal accounting controls used by the Company, (B) any material fraud that involves the management of the Company or any Company employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company or (C) any claim or allegation regarding any of the foregoing.

3.9. No Undisclosed Liabilities. Except as set forth on Schedule 3.9, no SHE Company has any material Liability of a type required to be reflected in a balance sheet prepared in accordance with the Accounting Principles (or in the footnotes thereto), except Liabilities which (i) have been reflected in the Company Financial Statements, (ii) have arisen in the ordinary course of business consistent with past practices since the date of the Company Financial Statements or pursuant to the terms of this Agreement or the Transaction Documents or (iii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Company Material Contract).

3.10. Absence of Certain Changes. Since December 31, 2015 through the date of this Agreement, except as set forth on Schedule 3.10, each SHE Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Company Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) if such action were taken on or after the date hereof without the consent of Buyer.

3.11. Compliance with Laws. Each SHE Company is in compliance with, and has complied for the past five (5) years with, all applicable Laws in all material respects, and in the past five (5) years no SHE Company has received written or, to the Company’s Knowledge, oral notice of any alleged violation of or non-compliance with any applicable Law. Other than in internal investigations in the ordinary course of business, no SHE Company has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any non-compliance with Law.

3.12. No Improper Payments. No SHE Company nor, to the Knowledge of the Company, any agent acting on behalf of a SHE Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist a SHE Company or any third party in obtaining or retaining business for or with, or directing business to, a SHE Company. For purposes of this Agreement, an “Official” shall include any appointed or elected government official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

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3.13. Permits. Each SHE Company possesses all material Permits required to own its assets and conduct its business as now being conducted. All such Permits are valid and in full force and effect and the SHE Companies are in compliance in all material respects with the terms of such Permits. No loss, revocation, cancellation or suspension of any Permit is pending or to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof. No SHE Company has received written notice from any Governmental Authority of any violation in respect of any such Permit.

3.14. Litigation. Except as set forth on Schedule 3.14, there is no material Action pending or, to the Knowledge of the Company, threatened against any SHE Company or any of their respective properties or officers or directors (in their capacity as such). There are no material Orders outstanding against any SHE Company. No SHE Company is a plaintiff in any material Action involving a SHE Company.

3.15. Tax Matters. Except as disclosed on Schedule 3.15: (a) each SHE Company has timely filed (taking into account extensions) all Tax Returns required to have been filed by it; (b) all such Tax Returns are accurate and complete in all material respects; (c) each SHE Company has paid or accrued for all Taxes owed by it which were shown in its Tax Returns as due and payable; (d) no SHE Company is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there is no current claim against any SHE Company in writing by a Governmental Authority in a jurisdiction where such SHE Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (f) there are no Liens (other than Permitted Liens) on any assets of a SHE Company that arose in connection with any failure (or alleged failure) to pay any Tax; (g) no unpaid Tax deficiency has been asserted against or with respect to any SHE Company by any Governmental Authority in writing which Tax remains unpaid; (h) there are no pending or ongoing audits of any SHE Company’s Tax Returns; (i) each SHE Company has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (j) no SHE Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (k) no SHE Company has requested or received any ruling from, or signed any binding agreement regarding Taxes with, any Governmental Authority, that would apply to any Tax periods ending on or after the Closing Date; and (l) no SHE Company is a party to any Tax allocation or sharing agreement other than among the SHE Companies (excluding, however, any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Taxes are typical of such agreements or arrangements).

3.16. Real and Tangible Personal Property.

(a) Schedule 3.16(a) sets forth a list of all real property (other than fixtures located on any Company Leased Real Property) owned by any SHE Company (the “Company Owned Real Property”) as of the date of this Agreement. A SHE Company has good, valid and marketable title to all such Company Owned Real Property, and except as set forth on Schedule 3.16(a) hereto, all of such Company Owned Real Property is held by a SHE Company free and clear of Liens, including any subleases, other than Permitted Liens.

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(b) Schedule 3.16(b) sets forth a list of all real property leased, subleased or licensed by or from a SHE Company (the “Company Leased Real Property”) as of the date of this Agreement and each lease, sublease or license as of the date of this Agreement relating to the Company Leased Real Property to which a SHE Company is a party or by which it is bound (the “Company Lease Agreements”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date of the lease, license, sublease and each amendment thereto. The Company has made available to Buyer a true, correct and complete copy of each Company Lease Agreement and all amendments or modifications thereto. All Company Lease Agreements are valid and effective and enforceable in accordance with their respective terms except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies. With respect to each Company Lease Agreement, there is not any existing material default or event of default (or, to the Knowledge of the Company, event which with notice or lapse of time, or both, would constitute a material default) by a SHE Company or, to the Company’s Knowledge, any other party to any Company Lease Agreement, in either case, which has not been fully remedied, withdrawn or waived, and no rentals are past due beyond normal grace periods.

(c) The structures, plants, improvements, systems, and fixtures located on each parcel of Company Owned Real Property and, to the Company’s Knowledge, Company Leased Real Property comply in all material respects with all Laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Company Owned Real Property and, to the Company’s Knowledge, Company Leased Real Property, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the Company’s Knowledge, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements.

(d) All equipment owned or leased by a SHE Company currently in use and necessary for the conduct of its business as presently conducted is in working condition and has been regularly maintained, subject to normal wear and tear.

(e) A SHE Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties, rights, interests and assets, real, personal and mixed, used in, or held for use in, its business free and clear of any Liens except Permitted Liens.

3.17. Intellectual Property.

(a) Schedule 3.17(a) sets forth as of the date of this Agreement all patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned by a SHE Company (“Company Registered IP”), specifying as to each item, as applicable: (i) the nature of the item, including the title, (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (iii) the issuance, registration or application numbers and dates.

(b) Schedule 3.17(b) sets forth as of the date of this Agreement all licenses, sublicenses and other agreements (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a SHE Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (i) the applicable Intellectual Property licensed, sublicensed or used (the “Company Licensed IP”) and (ii) any royalties, license fees or other compensation due from a SHE Company, if any, under such Company IP License.

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(c) To the Knowledge of the Company, a SHE Company has a valid and enforceable license to use all Company Licensed IP. The SHE Company party thereto has performed in all material respects all obligations imposed on it in the Company IP Licenses, and such SHE Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder. The continued use by the SHE Companies of the Company Licensed IP in the same manner that it is currently being used is not restricted by any applicable license of a SHE Company.

(d) A SHE Company owns, free and clear of all Liens other than Permitted Liens, has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all owned Intellectual Property currently used, licensed or held for use or previously owned by a SHE Company. For each patent in the Company Registered IP, a SHE Company has obtained valid assignments of inventions from each inventor. All Company Registered IP is owned exclusively by a SHE Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP. To the Knowledge of the Company, all registrations for copyrights, patents and trademarks that are owned by a SHE Company are valid and in force, and all applications to register any copyrights, patents and trademarks are pending and in good standing, all without challenge of any kind by any third party (which challenges do not include any office actions issued by the U.S. Patent & Trademark Office or any other similar foreign agency in which such applications may be pending). No SHE Company is party to any Contract that requires a SHE Company to assign to any Person any of its rights in any Intellectual Property developed by a SHE Company under such Contract.

(e) Schedule 3.17(e) sets forth as of the date of this Agreement all licenses, sublicenses and other agreements under which a SHE Company is the licensor (each, a “Company Outbound IP License”), and for each such Company Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Company Outbound IP License, and (iii) any royalties, license fees or other compensation due to a SHE Company, if any, under such Company Outbound IP License. The SHE Companies have performed in all material respects all obligations imposed on them in the Company Outbound IP Licenses, and no SHE Company is, and, to the Knowledge of the Company, no other party thereto is, in material breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder.

(f) No Action against a SHE Company is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by a SHE Company in any material respect. No SHE Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of a SHE Company. To the Knowledge of the Company, no SHE Company has in the past five (5) years infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a SHE Company or otherwise in connection with the conduct of the respective businesses of the SHE Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by a SHE Company in any material respect.

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(g) All employees and independent contractors of the SHE Companies have assigned to a SHE Company all Intellectual Property arising from the services performed for the SHE Companies by such Persons. No current or former officers, employees or independent contractors of any SHE Company have claimed any ownership interest in any Intellectual Property owned by a SHE Company.

(h) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information or data in the possession of the SHE Companies, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. The SHE Companies have has complied in all material respects with all applicable Laws relating to privacy, personal data security and protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the SHE Companies does not violate, and in the past three (3) years has not violated, any right to privacy or publicity of any third person.

3.18. Material Contracts.

(a) Except as set forth on Schedule 3.18(a), as of the date of this Agreement, no SHE Company is a party to or bound by any of the following Contracts (each, a “Company Material Contract”):

(i) any Contract with any vendor or supplier of a SHE Company involving expenditures of greater than $500,000 per year by the SHE Companies for the purchase of goods or services (provided, that for any vendor where there is a master Contract between a SHE Company and such vendor, the Company shall not be required to list each individual purchase order issued under such master Contract on Schedule 3.18(a), and such purchase orders shall be deemed part of the Master Contract for purposes hereof);

(ii) any employment, contractor or consulting Contract with an employee or consultant or contractor that would reasonably be expected to result in payment in excess of $180,000 in any year, whether or not such service provider is terminable by a SHE Company at will and without penalty;

(iii) any Company Lease Agreement or lease of personal property or equipment requiring payments of greater than $120,000 per year or $720,000 in the aggregate over the life of the lease;

(iv) any Company IP Licenses or Company Outbound IP Licenses requiring payments of greater than $50,000 per year or $150,000 in the aggregate over the life of the lease;

(v) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $350,000 in the aggregate when combined with all related Contracts for capital expenditures;

(vi) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside of the ordinary course of the business of the SHE Companies;

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(vii) any mortgages, indentures, guaranties, loan or credit agreements, promissory notes, security agreements or other Contracts relating to Indebtedness of the SHE Companies;

(viii) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, nonsolicitation, “most favored nations” provisions, restrictions on the operation or scope of the SHE Companies’ business or operations, or similar terms;

(ix) any joint venture, partnership, stockholder, voting trust or similar Contracts;

(x) any Contract with any Company Related Person; and

(xi) any other Contract not identified in clauses (i) through (x) above that involves the expenditure or receipt by a SHE Company of $500,000 or more on an annual basis and is not cancelable by a SHE Company without penalty within ninety (90) days.

(b) The Company has made available to Buyer true, correct and complete copies of all Company Material Contracts, including each amendment, supplement or modification thereto, as in effect on the date hereof. The SHE Companies have performed in all material respects all obligations imposed on them in the Company Material Contracts, and no SHE Company is, and, to the Knowledge of the Company, no other party thereto is, in material breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder. None of the parties to any Company Material Contract has terminated or given written or, to the Company’s Knowledge, oral notice of termination to any SHE Company of any such Company Material Contract or written notice of any such party’s intention not to use a SHE Company’s products or services or to provide products or services to a SHE Company under any of the Company Material Contracts. Each Company Material Contract is valid and binding and in full force and effect except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

3.19. Environmental Matters. No SHE Company has: (a) received any written or, to the Knowledge of the Company, oral notice of any alleged claim, investigation, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material Liability; (b) (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, (ii) arranged for the disposal, discharge, storage or release of any Hazardous Materials or (iii) exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of violations of Environmental Laws or activities of any SHE Company, if any, related to Hazardous Materials. Each SHE Company for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws. No SHE Company is subject to any Orders pursuant to any applicable Environmental Law. The Company has made available to Buyer any environmental audits and environmental assessments of any facility owned or leased by a SHE Company that are in the possession or control of a SHE Company. There are no Hazardous Materials in, on, or under any properties owned or leased by a SHE Company such as would reasonably be expected to give rise to any material liability or corrective or remedial obligation of a SHE Company under any Environmental Laws or any Company Material Contract.

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3.20. Broker Fees. Except as set forth on Schedule 3.20, no SHE Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transactions contemplated hereby.

3.21. Related Party Transactions. Except as set forth in Schedule 3.21, no officer or director of a SHE Company, nor any Seller, nor, to the Knowledge of the Company, any of their respective Affiliates or immediate family members (any of the foregoing, a “Company Related Person”), is presently, or within the past three (3) years has been, a party to any transaction with a SHE Company (other than ordinary course sales of goods or services by such SHE Company), including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of a SHE Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the a SHE Company in the ordinary course of business consistent with past practice) any Company Related Person. No Seller, nor any officer or director of a SHE Company, has any loans outstanding from a SHE Company, except, in the case of officers and directors of a SHE Company, for business expenses in the ordinary course of business, consistent with past practices.

3.22. Employee Benefit Plans. Schedule 3.22 contains an accurate and complete list of each Company Benefit Plan as of the date of this Agreement. Except to the extent required by applicable Law, no SHE Company nor any ERISA Affiliate thereof has made any commitment to establish, adopt or enter into any new Company Benefit Plan, or to modify any Company Benefit Plan in any material manner. The Company has made available to Buyer, in each case, to the extent applicable, (i) correct and complete copies all Company Benefit Plan documents, (ii) the three (3) most recent annual reports, if any, required under ERISA or any other comparable applicable Law for any Company Benefit Plan, (iii) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan’s assets, (iv) material communications relating to any Company Benefit Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules that would result in any Liability to a SHE Company or any ERISA Affiliate thereof and (v) the most recent determination letters, if any, issued by Governmental Authorities with respect to each applicable Company Benefit Plan. Each Company Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws. The SHE Companies and their ERISA Affiliates have performed all material obligations required to be performed by them under each Company Benefit Plan. There are no material Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits and appeals of denied claims) with respect to any Company Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Company Benefit Plan. No Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s termination of covered employment, except as required by applicable Law. No benefit under any Company Benefit Plan will be established, or become accelerated, vested or payable, and none of the Company Benefit Plans will require a SHE Company or any ERISA Affiliate thereof to fund any Liabilities or place in trust or otherwise set aside any amounts due under such plans, by reason of any transaction contemplated under this Agreement.

3.23. Labor and Employment Matters.

(a) Each SHE Company (i) has complied in all material respects with all applicable foreign, federal, state and local Laws, collective bargaining agreements, works agreements, rules, practices and regulations respecting employment, employment practices and terms and conditions of employment, in each case, with respect to its present and former employees, (ii) has withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such liability that would not, individually or in the aggregate, be material to the SHE Companies. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against a SHE Company under any worker’s compensation policy or long-term disability policy. No SHE Company has or would reasonably be expect to have any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

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(b) No work stoppage or labor strike against a SHE Company is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees of any SHE Company. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety, discrimination or other matters arising under Laws relating to employment involving any employees (or applicants) of a SHE Company. No SHE Company is a party to or bound by any collective bargaining agreement or union contract with respect to its employees, and no collective bargaining agreement is being negotiated by a SHE Company.

(c) Except as set forth in Schedule 3.23(c), all employees of the SHE Companies are employed “at will”.

3.24. Insurance. Schedule 3.24 lists as of the date of this Agreement all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the SHE Companies, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Such policies are in full force and effect, all premiums due and payable have been paid, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by a SHE Company with respect to any such policy. The SHE Companies have complied in all material respects with the terms and provisions of such policies. There is no material claim by a SHE Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All insurance policies maintained by the SHE Companies will remain in full force and effect following consummation of the transactions contemplated by this Agreement.

3.25. Top Customers and Suppliers. Section 3.25 lists, by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2015 and (b) the period from January 1, 2016 through March 31, 2016, the ten (10) largest customers of the SHE Companies on a consolidated basis (the “Top Company Customers”) and the ten largest suppliers of goods or services to the SHE Companies on a consolidated basis (the “Top Company Suppliers”), along with the amounts of such dollar volumes. No Top Company Customer or Top Company Supplier has provided written or, to the Knowledge of the Company, oral notice that it intends terminate any Contract between such Top Company Customer or Top Company Supplier and a SHE Company or otherwise modify its relationship with a SHE Company in a manner that is materially adverse to the SHE Companies (other than general and customary price increases). The SHE Companies have not within the past twelve (12) months been engaged in a material dispute with any Top Company Customer or Top Company Supplier.

3.26. No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article III and of Sellers contained in Article IV (in each case, as modified by the Company Disclosure Schedules) or in any other Transaction Documents, no Seller Party, nor any of its Representatives, nor any other Person makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company or its Affiliates, their respective businesses, Sellers, the sale of the Purchased Shares or any of the other transactions contemplated by this Agreement or the other Transaction Documents, and the Seller Parties hereby expressly disclaim any other representations or warranties, whether made by a Seller Party or any of its Representatives. Except for the representations and warranties contained in Article III and Article IV hereof (as modified by the Company Disclosure Schedules) or in any other Transaction Documents, the Seller Parties disclaim all liability and responsibility for any projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Representatives by any Seller Party or any of its Representatives).

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Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally, but not jointly, represents and warrants to Buyer, except as disclosed in the Company Disclosure Schedules and except as expressly contemplated by the terms of this Agreement or the other Transaction Documents:

4.1. Organization and Good Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

4.2. Authority. Such Seller has all requisite corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which it is or is required to be party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of such Seller, and no further action is required on the part of such Seller to authorize this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which such Seller is or is required to be a party have been (or upon their execution and delivery will be) duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, as applicable, constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

4.3. Title to Purchased Shares. Such Seller has good and marketable title to, and is the legal and beneficial owner of, its portion of the Purchased Shares set forth on Annex I hereto, and upon consummation of the purchase contemplated herein, Buyer will acquire from such Seller good and marketable title to such Purchased Shares, free and clear of all Liens, excepting only such restrictions as may be imposed by applicable securities Laws or the Company’s Governing Documents and Liens incurred by Buyer.

4.4. No Conflict. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is or is required to be party, and the consummation of the transactions contemplated hereby and thereby, will not result in or give rise to a Conflict under (i) any provision of such Seller’s Governing Documents, if such Seller is not a natural person, (ii) any Contract to which such Seller or any of its properties is a party or is bound, or (iii) any Law or Order applicable to such Seller or its properties, except in each case of clauses (i) through (iii), where such Conflict has not had and would not reasonably be expected to have a Seller Material Adverse Effect with respect to such Seller.

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4.5. Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is or is required to be a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, the failure of which to obtain or make, has not had and would not reasonably be expected to have a Seller Material Adverse Effect with respect to such Seller.

4.6. Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened against such Seller or any of its Affiliates or any of their respective properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to have a Seller Material Adverse Effect with respect to such Seller.

4.7. Investment Representations. Each Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares and Exchange Warrants for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares or Exchange Warrants; (c) has been advised and understands that the Exchange Shares and Exchange Warrants, and upon their issuance the Exchange Warrant Shares, (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Buyer Shares or Exchange Warrants are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; and (d) is aware that an investment in Buyer is a speculative investment and is subject to the risk of complete loss. No Seller has any Contract with any Person (other than another Seller) to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Buyer Shares or Exchange Warrants. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of Buyer or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Buyer and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Buyer Shares and Exchange Warrants are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth in this Agreement, has not relied upon any representations or advice by Buyer or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article V (including the related portions of Buyer Disclosure Schedules), no representations or warranties have been made by Buyer or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Buyer or (ii) the profitability or value of the Buyer Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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4.8. Broker Fees. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.9. No Other Representations or Warranties. Except for the representations and warranties of Sellers contained in this Article IV and of the Company contained in Article III (in each case, as modified by the Company Disclosure Schedules) or in any other Transaction Documents, no Seller Party, nor any of its Representatives, nor any other Person, makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company or its Affiliates, their respective businesses, Sellers, the sale of the Purchased Shares or any of the other transactions contemplated by this Agreement or the other Transaction Documents, and the Seller Parties hereby expressly disclaim any other representations or warranties, whether made by a Seller Party or any of its Representatives. Except for the representations and warranties contained in Article III and Article IV hereof (as modified by the Company Disclosure Schedules) or in any other Transaction Documents, the Seller Parties disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Representatives by the any Seller Party or any of its Representatives).

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller Party, except as disclosed in (a) the Buyer Disclosure Schedules or (b) the SEC Reports filed or furnished on or prior to the date hereof (other than information that is contained solely in the “Risk Factors” Section of such SEC Reports or forward-looking statements in such SEC Reports to the extent such information is general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), and except as expressly contemplated by the terms of this Agreement or the other Transaction Documents:

5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each Subsidiary of Buyer is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each NAC Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each NAC Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions in which the failure to be so qualified or licensed and in good standing has not had and would not be reasonably expected to have a Buyer Material Adverse Effect

5.2. Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or is required to be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Buyer is or is required to be a party have been (or upon their execution and delivery will be) duly executed and delivered by Buyer and, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, as applicable, constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies. This Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not require the authorization, vote, consent or approval of Buyer’s stockholders.

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5.3. Capitalization. The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock, 36,412,014 of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, other than zero shares of Buyer Common Stock reserved for issuance pursuant to Buyer’s stock option plan listed in Schedule 5.23(a), (the “Buyer SOP”) and 28,804,500 shares reserved for issuance upon the exercise of the Buyer Warrants, and the shares reserved for issuance upon the [____________] Convertible Debt and the [____________] Convertible Debt, Buyer has no shares of its capital stock reserved for issuance. The Exchange Shares to be delivered by Buyer to Sellers at the Closing together with the Exchange Warrant Shares to be issued upon the exercise of the Exchange Warrants constitute ninety-five and three quarters percent (95.75%) of the issued and outstanding equity interests of Buyer on a fully-diluted basis (including Convertible Securities of Buyer), but excluding for such purposes the Buyer Warrants. All of the outstanding equity interests and Convertible Securities of Buyer have been duly authorized, are fully paid and non-assessable (to the extent applicable) and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Governing Documents or any Contract to which Buyer is a party or by which it or its securities are bound. Buyer holds no equity interests in its treasury. None of the outstanding equity interests or Convertible Securities of Buyer were issued in violation of any applicable securities Laws. Schedule 5.3 sets forth a list, as of the date of this Agreement, of all holders of options to purchase Buyer Common Stock issued under the Buyer SOP, the number of shares of Buyer Common Stock subject to such option, the exercise price for each such option, the date of grant of such option and the expiration date of such option. Except for the Buyer Warrants, the [___________] Convertible Debt and the [__________] Convertible Debt, and as otherwise set forth on Schedule 5.3, there are no Convertible Securities of Buyer. There are no preemptive rights or rights of first refusal or first offer with respect to Buyer’s equity securities or Convertible Securities, nor are there any Contracts, commitments, arrangements or restrictions to which Buyer or, to the Knowledge of Buyer, any of its equity holders is a party or bound relating to any equity securities or Convertible Securities of Buyer, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Buyer. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Buyer’s equity interests or Convertible Securities. There are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any equity interests or Convertible Securities of Buyer. There are no declared or accrued but unpaid dividends with respect to any shares of Buyer Common Stock.

5.4. Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of Buyer, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable) and (c) the number of issued and outstanding equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Buyer are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by Buyer or one of its Subsidiaries free and clear of all Liens (other than those imposed under applicable securities Laws or by such Subsidiary’s Governing Documents). There are no Contracts to which Buyer or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Buyer other than the Governing Documents of any such Subsidiary. There are no outstanding or authorized Convertible Securities of any Subsidiary of Buyer, and there are no commitments to which any Subsidiary of Buyer is a party or which are binding upon any Subsidiary of Buyer providing for the issuance or redemption of any equity interests or Convertible Securities of any Subsidiary of Buyer. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Buyer. No Subsidiary of Buyer has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of its Subsidiaries listed on Schedule 5.4, Buyer does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. No NAC Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any NAC Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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5.5. Governing Documents. The Company has been provided with true and correct copies of the Governing Documents of each NAC Company, each as amended and in full force and effect as of the date hereof. No NAC Company is in violation of any of the provisions of such NAC Company’s Governing Documents in any material respect.

5.6. No Conflict. Except for any necessary approval or the termination of any waiting period under Antitrust Laws or as set forth on Schedule 5.6, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or is required to be party, and the consummation of the transactions contemplated hereby and thereby, will not, result in or give rise to a Conflict under (i) any provision of the Governing Documents of any NAC Company, (ii) any Contract to which any NAC Company is a party or it or its properties are bound, or (iii) any Law or Order applicable to any NAC Company or its properties, except with respect to clauses (ii) and (iii), where such Conflict has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

5.7. Government Consents. Except (a) as set forth on Schedule5.7, (b) for such filings as may be required in any jurisdiction where a NAC Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (c) pursuant to Antitrust Laws, (d) for such filings as contemplated by this Agreement, (e) any filings required with the OTC Markets and FINRA with respect to the transactions contemplated by this Agreement, (f) for applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (g) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Buyer Material Adverse Effect, no Consent is required by or with respect to any NAC Company in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is or is required to be a party or the consummation of the transactions contemplated hereby or thereby.

5.8. SEC Filings; Buyer Financial Statements; Trading.

(a) Except as set forth on Schedule 5.8(a), Buyer, since January 1, 2011, has timely filed when due all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will timely file when due all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with January 1, 2011, (ii) Buyer’s Quarterly Reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOXA) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). As used in this Section 5.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) As of their respective dates, the SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Public Certifications were teach true and correct as of their respective filing dates and are complete and comply as to form and content with all applicable Laws in all material respects.

(c) The financial statements and notes contained or incorporated by reference in the SEC Reports (including each SEC Report filed after the date hereof) (the “Buyer Financial Statements”), (i) complied or will comply in substance and form in all material respects with the published rules and regulations of the SEC with respect thereto (including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable)), (ii) was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act), and (iii) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the NAC Companies at the respective dates of and for the periods referred to in such financial statements.

(d) Buyer maintains on behalf of itself and its Subsidiaries disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Neither Buyer nor, to Buyer’s Knowledge, any of its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or its internal accounting controls, including any complaint, allegation, assertion or claim that Buyer has engaged in questionable accounting or auditing practices.

(e) To the Knowledge of Buyer, Buyer’s auditor has at all required times since the date of enactment of SOXA been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOXA); (ii) “independent” with respect to Buyer within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

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(f) Since January 1, 2011, each director and executive officer of Buyer has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Buyer Common Stock is listed on the OTCQB and is in compliance with all of the applicable rules of the OTCQB. Buyer has not received any written deficiency notice from the OTC Market relating to the continued quotation of such Buyer Common Stock and there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer by FINRA or any other Governmental Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Common Stock on the OTCQB.

5.9. No Undisclosed Liabilities. Except as set forth on Schedule 5.9, no NAC Company has any material Liability of a type required to be reflected in a balance sheet prepared in accordance with GAAP (or in the footnotes thereto), except Liabilities which (i) have been reflected in the Buyer Financial Statements, (ii) have arisen in the ordinary course of business consistent with past practices since the date of the Buyer Financial Statements or pursuant to the terms of this Agreement or the Transaction Documents or (iii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Buyer Material Contract).

5.10. Absence of Certain Changes. Since December 31, 2015 through the date of this Agreement, except as set forth on Schedule 5.10, each NAC Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Company Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3(b) if such action were taken on or after the date hereof without the consent of Buyer.

5.11. Title to Buyer Shares . The Exchange Shares issued and delivered in accordance with Article I to Sellers are, and upon their issuance the Exchange Warrant Shares shall be, upon issuance and delivery of such Buyer Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and any Liens incurred by Sellers, and the issuance and sale of such Buyer Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.12. Compliance with Laws. Each NAC Company is in compliance with and has complied for the past five (5) years with, all applicable Laws in all material respects, and in the past five (5) years no NAC Company has received written or, to Buyer’s Knowledge, oral notice of any alleged violation of or non-compliance with any applicable Law. Other than in internal investigations in the ordinary course of business, no NAC Company has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any non-compliance with Law.

5.13. No Improper Payments. No NAC Company nor, to the Knowledge of Buyer, any agent acting on behalf of any NAC Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist a NAC Company or any third party in obtaining or retaining business for or with, or directing business to, a NAC Company.

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5.14. Permits. Each NAC Company possesses all material Permits required to own its assets and conduct its business as now being conducted. All such Permits are valid and in full force and effect and the NAC Companies are in compliance in all material respects with the terms of such Permits. No loss, revocation, cancellation or suspension of any Permit is pending or to the Knowledge of Buyer, threatened, other than expiration in accordance with the terms thereof. No NAC Company has received written notice from any Governmental Authority of any violation in respect of any such Permit.

5.15. Litigation. There is no material Action pending or, to the Knowledge of Buyer, threatened against any NAC Company or any of their respective properties or officers or directors (in their capacity as such). There are no material Orders outstanding against any NAC Company. No NAC Company is a plaintiff in any material Action involving a NAC Company.

5.16. Tax Matters. Except as disclosed on Schedule 5.16: (a) each NAC Company has timely filed (taking into account extensions) all Tax Returns required to have been filed by it; (b) all such Tax Returns are accurate and complete in all material respects; (c) each NAC Company has paid or accrued for all Taxes owed by it which were shown in its Tax Returns as due and payable; (d) no NAC Company is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there is no current claim against a NAC Company in writing by a Governmental Authority in a jurisdiction where such NAC Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (f) there are no Liens (other than Permitted Liens) on any assets of a NAC Company that arose in connection with any failure (or alleged failure) to pay any Tax; (g) no unpaid Tax deficiency has been asserted against or with respect to any NAC Company by any Governmental Authority in writing which Tax remains unpaid; (h) there are no pending or ongoing audits of any NAC Company’s Tax Returns; (i) each NAC Company has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (j) no NAC Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (k) no NAC Company has requested or received any ruling from, or signed any binding agreement regarding Taxes with, any Governmental Authority, that would apply to any Tax periods ending on or after the Closing Date; (l) no NAC Company is a party to any Tax allocation or sharing agreement other than among the NAC Companies (excluding, however, any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Taxes are typical of such agreements or arrangements); (m) no NAC Company (i) has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any person under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and (n) no NAC Company has been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Regulations Section 1.6011-4.

5.17. Real and Tangible Personal Property.

(a) Schedule 5.17(a) sets forth a list of all real property (other than fixtures located on any Buyer Leased Real Property) owned by any NAC Company (the “Buyer Owned Real Property”) as of the date of this Agreement. A NAC Company has good, valid and marketable title to all such Buyer Owned Real Property, and except as set forth on Schedule 5.17(a) hereto, all of such Buyer Owned Real Property is held by a NAC Company free and clear of Liens, including any subleases, other than Permitted Liens.

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(b) Schedule 5.17(b) sets forth a list of all real property leased, subleased or licensed by or from a NAC Company (the “Buyer Leased Real Property”) as of the date of this Agreement and each lease, sublease or license as of the date of this Agreement relating to the Buyer Leased Real Property to which a NAC Company is a party or by which it is bound (the “Buyer Lease Agreements”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date of the lease, license, sublease and each amendment thereto. Buyer has made available to the Company a true, correct and complete copy of each Buyer Lease Agreement and all amendments or modifications thereto. All Buyer Lease Agreements are valid and effective and enforceable in accordance with their respective terms except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies. With respect to each Buyer Lease Agreement, there is not any existing material default or event of default (or, to the Knowledge of Buyer, event which with notice or lapse of time, or both, would constitute a material default) by a NAC Company or, to Buyer’s Knowledge, any other party to any Buyer Lease Agreement, in either case, which has not been fully remedied, withdrawn or waived, and no rentals are past due beyond normal grace periods.

(c) The structures, plants, improvements, systems, and fixtures located on each parcel of Buyer Owned Real Property and, to Buyer’s Knowledge, Buyer Leased Real Property comply in all material respects with all Laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Buyer Owned Real Property and, to Buyer’s Knowledge, Buyer Leased Real Property, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to Buyer’s Knowledge, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements.

(d) All equipment owned or leased by a NAC Company currently in use and necessary for the conduct of its business as presently conducted is in working condition and has been regularly maintained, subject to normal wear and tear.

(e) A NAC Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties, rights, interests and assets, real, personal and mixed, used in, or held for use in, its business free and clear of any Liens except Permitted Liens.

5.18. Intellectual Property.

(a) Schedule 5.18(a) sets forth as of the date of this Agreement all patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned by a NAC Company (“Buyer Registered IP”), specifying as to each item, as applicable: (i) the nature of the item, including the title, (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (iii) the issuance, registration or application numbers and dates.

(b) Schedule 5.18(b) sets forth as of the date of this Agreement all licenses, sublicenses and other agreements (“Buyer IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year, which are not required to be listed, although such licenses are “Buyer IP Licenses” as that term is used herein), under which a NAC Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (i) the applicable Intellectual Property licensed, sublicensed or used (the “Buyer Licensed IP”) and (ii) any royalties, license fees or other compensation due from a NAC Company, if any, under such Buyer IP License.

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(c) To the Knowledge of Buyer, a NAC Company has a valid and enforceable license to use all Buyer Licensed IP. The NAC Company party thereto has performed in all material respects all obligations imposed on it in Buyer IP Licenses, and such NAC Company is not, nor, to the Knowledge of Buyer, is any other party thereto, in material breach or default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder. The continued use by the NAC Companies of Buyer Licensed IP in the same manner that it is currently being used is not restricted by any applicable license of a NAC Company.

(d) A NAC Company owns, free and clear of all Liens other than Permitted Liens, has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all owned Intellectual Property currently used, licensed or held for use or previously owned by a NAC Company. For each patent in Buyer Registered IP, a NAC Company has obtained valid assignments of inventions from each inventor. All Buyer Registered IP is owned exclusively by a NAC Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Buyer Registered IP. To the Knowledge of Buyer, all registrations for copyrights, patents and trademarks that are owned by a NAC Company are valid and in force, and all applications to register any copyrights, patents and trademarks are pending and in good standing, all without challenge of any kind by any third party (which challenges do not include any office actions issued by the U.S. Patent & Trademark Office or any other similar foreign agency in which such applications may be pending). No NAC Company is not party to any Contract that requires a NAC Company to assign to any Person any of its rights in any Intellectual Property developed by a NAC Company under such Contract.

(e) Schedule 5.18(e) sets forth as of the date of this Agreement all licenses, sublicenses and other agreements under which a NAC Company is the licensor (each, a “Buyer Outbound IP License”), and for each such Buyer Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Buyer Outbound IP License, and (iii) any royalties, license fees or other compensation due to a NAC Company, if any, under such Buyer Outbound IP License. The NAC Companies have performed in all material respects all obligations imposed on them in the Buyer Outbound IP Licenses, and no NAC Company is, and, to the Knowledge of Buyer, no other party thereto is, in material breach or default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder.

(f) No Action against a NAC Company is pending or, to Buyer’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by a NAC Company in any material respect. No NAC Company has received any written or, to the Knowledge of Buyer, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of a NAC Company. To the Knowledge of Buyer, no NAC Company has in the past five (5) years infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a NAC Company or otherwise in connection with the conduct of the respective businesses of the NAC Companies. To Buyer’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by a NAC Company in any material respect.

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(g) All employees and independent contractors of the NAC Companies have assigned to a NAC Company all Intellectual Property arising from the services performed for the NAC Companies by such Persons. No current or former officers, employees or independent contractors of any NAC Company have claimed any ownership interest in any Intellectual Property owned by a NAC Company.

(h) To the Knowledge of Buyer, no Person has obtained unauthorized access to third party information or data in the possession of the NAC Companies, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. The NAC Companies have complied in all material respects with all applicable Laws relating to privacy, personal data security and protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the NAC Companies does not violate, and in the past three (3) years has not violated, any right to privacy or publicity of any third person.

5.19. Material Contracts.

(a) Except as set forth on Schedule 5.19(a), as of the date of this Agreement, no NAC is a party to or bound by any of the following Contracts (each, a “Buyer Material Contract”):

(i) any Contract with a vendor or supplier of a NAC Company involving expenditures of greater than $50,000 per year by a NAC Company for the purchase of goods or services (provided, that for any vendor where there is a master Contract between a NAC Company and such vendor, Buyer shall not be required to list each individual purchase order issued under such master Contract on Schedule 5.19(a) that is for less than $10,000 and such purchase orders shall be deemed part of the Master Contract for purposes hereof);

(ii) any employment, contractor or consulting Contract with an employee or consultant or contractor that would reasonably be expected to result in payment in excess of $50,000 in any year, whether or not such service provider is terminable by a NAC Company at will and without penalty;

(iii) any Buyer Lease Agreement or lease of personal property or equipment requiring payments of greater than $25,000 per year or $75,000 in the aggregate over the life of the lease;

(iv) any Buyer IP Licenses or Buyer Outbound IP Licenses requiring payments of greater than $25,000 per year and $75,000 in the aggregate over the life of the lease;

(v) any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate when combined with all related Contracts for capital expenditures;

(vi) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside of the ordinary course of the business of the NAC Companies;

(vii) any mortgages, indentures, guaranties, loan or credit agreements, promissory notes, security agreements or other Contracts relating to Indebtedness of the NAC Companies;

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(viii) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, nonsolicitation, “most favored nations” provisions, restrictions on the operation or scope of the NAC Companies’ business or operations, or similar terms;

(ix) any joint venture, partnership, stockholder, voting trust or similar Contracts;

(x) any Contract with any Buyer Related Person;

(xi) any other Contract not identified in clauses (i) through (x) above that involves the expenditure or receipt by a NAC Company of $50,000 or more on an annual basis and is not cancelable by a NAC Company without penalty within ninety (90) days; and

(xii) any other Contract would be required to be filed by Buyer as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Buyer has made available to the Company true, correct and complete copies of all Buyer Material Contracts, including each amendment, supplement or modification thereto, as in effect on the date hereof. The NAC Companies have performed in all material respects all obligations imposed on them in the Buyer Material Contracts, and no NAC Company is, and, to the Knowledge of Buyer, no other party thereto is, in material breach or default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a material breach or default thereunder. None of the parties to any Buyer Material Contract has terminated or given written or, to Buyer’s Knowledge, oral notice of termination to any NAC Company of any such Buyer Material Contract or written notice of any such party’s intention not to use a NAC Company’s products or services or to provide products or services to a NAC Company under any of the Buyer Material Contracts. Each Buyer Material Contract is valid and binding and in full force and effect except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

5.20. Environmental Matters. No NAC Company has: (a) received any written or, to the Knowledge of Buyer, oral notice of any alleged claim, investigation, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material Liability; (b) (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, (ii) arranged for the disposal, discharge, storage or release of any Hazardous Materials or (iii) exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of violations of Environmental Laws or activities of any NAC Company, if any, related to Hazardous Materials. Each NAC Company for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws. No NAC Company is subject to any Orders pursuant to any applicable Environmental Law. Buyer has made available to the Company any environmental audits and environmental assessments of any facility owned or leased by a NAC Company that are in the possession or control of a NAC Company. There are no Hazardous Materials in, on, or under any properties owned or leased by a NAC Company such as would reasonably be expected to give rise to any material liability or corrective or remedial obligation of a NAC Company under any Environmental Laws or any Buyer Material Contract.

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5.21. Broker Fees. No NAC Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transactions contemplated hereby.

5.22. Related Party Transactions. Except as set forth in Schedule 5.22, no officer or director of a NAC Company, nor, to the Knowledge of Buyer, any of their respective Affiliates or immediate family members (any of the foregoing, a “Buyer Related Person”), is presently, or within the past three (3) years has been, a party to any transaction with a NAC Company (other than ordinary course sales of goods or services by such NAC Company), including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of a NAC Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of a NAC Company in the ordinary course of business consistent with past practice) any Buyer Related Person. No officer or director of a NAC Company, has any loans outstanding from a NAC Company, except for business expenses in the ordinary course of business, consistent with past practices.

5.23. Employee Benefit Plans.

(a) Schedule 5.23(a) contains an accurate and complete list of each Buyer Benefit Plan as of the date of this Agreement. Except to the extent required by applicable Law, no NAC Company or any ERISA Affiliate thereof has made any commitment to establish, adopt or enter into any new Buyer Benefit Plan, or to modify any Buyer Benefit Plan in any material manner.

(b) Buyer has made available to the Company, in each case, to the extent applicable, (i) correct and complete copies all Buyer Benefit Plan documents, (ii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or any other comparable applicable Law for any Buyer Benefit Plan, (iii) if any Buyer Benefit Plan is funded, the most recent annual and periodic accounting of such Buyer Benefit Plan’s assets, (iv) material communications relating to any Buyer Benefit Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules that would result in any Liability to any NAC Company or any ERISA Affiliate thereof and (v) the most recent determination letters, if any, issued by the IRS or other Governmental Authorities with respect to each applicable Buyer Benefit Plan.

(c) Each Buyer Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws. The NAC Companies and their ERISA Affiliates have performed all material obligations required to be performed by them under each Buyer Benefit Plan. Each Buyer Benefit Plan intended to be qualified under Section 401(a) of the Code either has timely obtained a favorable determination letter from the IRS, or is in the form of a prototype, master or volume submitter plan document that has a current opinion letter from the IRS, in either case, stating that such Buyer Benefit Plan in form meets the applicable requirements of Section 401(a) of the Code, and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to affect the ability of the NAC Companies to rely upon such letter. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Buyer Benefit Plan which could give rise to a material liability to any NAC Company or any ERISA Affiliate thereof. There are no material Actions pending or, to the Knowledge of Buyer, threatened (other than routine claims for benefits and appeals of denied claims) with respect to any Buyer Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Buyer, threatened by any other Governmental Authority with respect to any Buyer Benefit Plan. The NAC Companies and their ERISA Affiliates are not subject to any penalty or tax with respect to any Buyer Benefit Plan under Section 502(i) of ERISA or Chapter 43 of the Code.

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(d) No Buyer Benefit Plan maintained, sponsored or contributed to by a NAC Company or any ERISA Affiliate thereof within the five (5) year period preceding the Closing Date is (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(e) No Buyer Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s termination of covered employment, except as required by applicable Law.

(f) There is no contract, agreement, plan or arrangement to which a NAC Company is a party or bound which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible as a result of the application of Sections 162(m) or 280G of the Code or (ii) could require a NAC Company to gross up a payment to any employee of a NAC Company for Tax related payments or cause a penalty or additional tax under Section 409A of the Code.

(g) No benefit under any Buyer Benefit Plan will be established, or become accelerated, vested or payable, and none of the Buyer Benefit Plans will require a NAC Company or ERUSA Affiliate thereof to fund any Liabilities or place in trust or otherwise set aside any amounts due under such plans, by reason of any transaction contemplated under this Agreement.

5.24. Labor and Employment Matters.

(a) Each NAC Company (i) has complied in all material respects with all applicable foreign, federal, state and local Laws, collective bargaining agreements, works agreements, rules, practices and regulations respecting employment, employment practices and terms and conditions of employment, in each case, with respect to its present and former employees, (ii) has withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Buyer employees (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such liability that would not, individually or in the aggregate, be material to the NAC Companies. There are no pending or, to the Knowledge of Buyer, threatened or reasonably anticipated claims or actions against a NAC Company under any worker’s compensation policy or long-term disability policy. No NAC Company has or would reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) No work stoppage or labor strike against a NAC Company is pending or, to the Knowledge of Buyer, threatened or reasonably anticipated. Buyer has no Knowledge of any activities or proceedings of any labor union to organize any employees of any NAC Company. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Buyer, threatened relating to any labor, safety, discrimination or other matters arising under Laws relating to employment involving any employees (or applicants) of a NAC Company. No NAC Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No NAC Company is a party to or bound by any collective bargaining agreement or union contract with respect to its employees, and no collective bargaining agreement is being negotiated by a NAC Company.

(c) Except as set forth in Schedule 5.24(c), all employees of the NAC Companies are employed “at will”.

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5.25. Insurance. Schedule 5.25 lists as of the date of this Agreement all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the NAC Companies, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Such policies are in full force and effect, all premiums due and payable have been paid, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by a NAC Company with respect to any such policy. The NAC Companies have complied in all material respects with the terms and provisions of such policies. There is no material claim by a NAC Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All insurance policies maintained by the NAC Companies will remain in full force and effect following consummation of the transactions contemplated by this Agreement.

5.26. Top Customers and Suppliers. Section 5.26 lists, by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2015 and (b) the period from January 1, 2016 through March 31, 2016, the ten (10) largest customers of the NAC Companies on a consolidated basis (the “Top Buyer Customers”) and the ten largest suppliers of goods or services to the NAC Companies on a consolidated basis (the “Top Buyer Suppliers”), along with the amounts of such dollar volumes. No Top Buyer Customer or Top Buyer Supplier has provided written or, to the Knowledge of Buyer, oral notice that it intends terminate any Contract between such Top Buyer Customer or Top Buyer Supplier and a NAC Company or otherwise modify its relationship with a NAC Company in a manner that is materially adverse to the NAC Companies (other than general and customary price increases). The NAC Companies have not within the past twelve (12) months been engaged in a material dispute with any Top Buyer Customer or Top Buyer Supplier.

5.27. Investment Intent. Buyer is acquiring the Purchased Shares for its own account for investment only and not with a view to the distribution or resale thereof (as such terms are defined in the Securities Act). Buyer understands that the Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.28. No Other Representations or Warranties. Except for the representations and warranties of Buyer contained in this Article V (as modified by the Buyer Disclosure Schedules) or in any other Transaction Documents, neither Buyer nor any of its Representatives, nor any other Person makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Buyer or its Affiliates, its businesses, the purchase of the Purchased Shares or any of the other transactions contemplated by this Agreement or the other Transaction Documents, and Buyer hereby expressly disclaims any other representations or warranties, whether made by Buyer or any of its Representatives. Except for the representations and warranties contained in this Article V (as modified by the Buyer Disclosure Schedules) or in any other Transaction Documents, Buyer disclaims all liability and responsibility for any projection, forecast, statement or information made, communicated or furnished (orally or in writing) to any Seller Party or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to a Seller Party or any of its Representatives by Buyer or any of its Representatives).

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Article VI.
COVENANTS; ADDITIONAL AGREEMENTS

6.1. Access.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 (the “Interim Period”), the Company shall give, and shall direct its Representatives to give, Buyer and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any attorney-client privilege or confidentiality agreement with a third Person, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information, of or pertaining to the SHE Companies, as Buyer or its Representatives may reasonably request regarding the SHE Companies and their businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects, and instruct each of the Company’s Representatives to reasonably cooperate with Buyer and its Representatives in providing such access; provided, however, that Buyer and its Representatives shall undertake any such access in such a manner as not to unreasonably interfere with the business or operations of the SHE Companies.

(b) During the Interim Period, Buyer shall give, and shall direct its Representatives to give, each Seller Party and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any attorney-client privilege or confidentiality agreement with a third Person, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information, of or pertaining to the NAC Companies, as such Seller Party or its Representatives may reasonably request regarding the NAC Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects, and instruct each of Buyer’s Representatives to reasonably cooperate with such Seller Party and its Representatives in providing such access; provided, however, that the Seller Parties and their Representatives shall undertake any such access in such a manner as not to unreasonably interfere with the business or operations of the NAC Companies.

6.2. Conduct of Business of the Company

(a) Unless Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, and (ii) take those commercially reasonable measures necessary or appropriate to, in all material respects, (A) preserve intact its business organization, (B) keep available the services of its officers, employees and consultants, (C) maintain its existing relationships with its material customers and suppliers, and (D) preserve the possession, control and condition of its assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, the provisions of its Governing Documents;

(ii) other than securities issued as a result of the exercise of outstanding options or warrants in accordance with the terms thereof, authorize for issuance, issue, grant, sell, pledge, dispose of, or propose to issue, grant, sell, pledge or dispose of, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, including any securities convertible into or exchangeable for any of its equity securities of any class and any equity-based awards;

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(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or options or warrants (except upon the termination of employment or service of an employee, director, consultant or agent of a SHE Company pursuant to the terms of the Contract pursuant to which such equity securities, options or warrants were granted or issued);

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) sell, lease, license, transfer, exchange, subject to a Lien or otherwise dispose of any material assets outside of the ordinary course of business, other than pursuant to operation of Law;

(vi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material assets outside the ordinary course of business;

(vii) close or materially reduce its activities, or effect any layoff at any of its facilities;

(viii) establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(ix) incur, create, assume, prepay or otherwise become liable for any Indebtedness in excess of $250,000 individually or $500,000 in the aggregate, make a loan to or investment in any third party (other than ordinary course trade payables and advancement of expenses to employees in the ordinary course of business); provided, that the foregoing will not prevent a SHE Company from drawing from previously existing credit lines or from refinancing any previously existing Indebtedness for the same or lesser amounts on terms more favorable to the SHE Companies;

(x) increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%), increase bonuses for employees in the aggregate in excess of five percent (5%) or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(xi) terminate, waive or assign any material right under any Material Contract or enter into any new Material Contract outside of the ordinary course of business;

(xii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(xiii) make any material change in any of its methods of accounting or make any reclassification of material assets or liabilities, except as may be required by Law or GAAP or the Accounting Principles;

(xiv) make, amend, change or revoke any material Tax election, change any annual Tax accounting period, change any method of Tax accounting in any material respect, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, enter into any closing agreement with respect to any Tax, settle or compromise any Tax claim or any assessment or surrender any right to claim a Tax refund;

(xv) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xvi) settle or compromise any Action, other than an Action in an aggregate amount not in excess of $250,000; provided, that the settlement documents related to any such settlement do not involve any material non-monetary obligations on the part of a SHE Company or its Affiliate;

(xvii) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Company Related Person (other than compensation or benefits transactions or the advancement of expenses, in each case, in the ordinary course of business consistent with past practice); or

(xix) authorize or agree to do any of the foregoing actions.

6.3. Conduct of Business of Buyer

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, Buyer shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Buyer and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, the provisions of its Governing Documents;

(ii) other than securities issued as a result of the exercise of outstanding options or warrants in accordance with the terms thereof, authorize for issuance, issue, grant, sell, pledge, dispose of, or propose to issue, grant, sell, pledge or dispose of, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, including any securities convertible into or exchangeable for any of its equity securities of any class and any equity-based awards;

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(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities, options or warrants (except upon the termination of employment or service of an employee, director, consultant or agent of a NAC Company pursuant to the terms of the Contract pursuant to which such equity securities, options or warrants were granted or issued);

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) sell, lease, license, transfer, exchange, subject to a Lien or otherwise dispose of any material assets outside of the ordinary course of business, other than pursuant to operation of Law;

(vi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material assets outside the ordinary course of business;

(vii) close or materially reduce its activities, or effect any layoff at any of its facilities;

(viii) establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(ix) incur, create, assume, prepay or otherwise become liable for any Indebtedness, make a loan to or investment in any third party (other than ordinary course trade payables and advancement of expenses to employees in the ordinary course of business); provided, that the foregoing will not prevent a NAC Company from refinancing any previously existing Indebtedness for the same or lesser amounts on terms more favorable to the NAC Companies;

(x) increase the wages, salaries or compensation of its employees or increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Buyer Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Buyer Benefit Plans or in the ordinary course of business consistent with past practice;

(xi) terminate, waive or assign any material right under any Material Contract or enter into any new Material Contract outside of the ordinary course of business;

(xii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(xiii) make any material change in any of its methods of accounting or make any reclassification of material assets or liabilities, except as may be required by Law or GAAP;

(xiv) make, amend, change or revoke any material Tax election, change any annual Tax accounting period, change any method of Tax accounting in any material respect, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, enter into any closing agreement with respect to any Tax, settle or compromise any Tax claim or any assessment or surrender any right to claim a Tax refund;

(xv) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xvi) settle or compromise any Action, other than an Action in an aggregate amount not in excess of $25,000; provided, that the settlement documents related to any such settlement do not involve any material non-monetary obligations on the part of a NAC Company or its Affiliate;

(xvii) make capital expenditures in excess of $25,000 individually for any project (or set of related projects) or $50,000 in the aggregate;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Buyer Related Person (other than compensation or benefits transactions or the advancement of expenses, in each case, in the ordinary course of business consistent with past practice);

(xix) amend in any respect the Buyer Warrants, or, except as contemplated by this Agreement, the [___________] Convertible Debt or the [___________] Convertible Debt;

(xx) take any action that will affect the quotation of Buyer Common Stock on the OTCQB; or

(xxi) authorize or agree to do any of the foregoing actions.

6.4. Confidentiality; Publicity.

(a) All information obtained by Buyer and its Representatives, on the one hand, and the Company and its Representatives, on the other hand, pursuant to this Agreement (including pursuant to Section 6.1) or the Mutual Nondisclosure Agreement, dated as of April 26, 2016, by and between Buyer and the Company (the “Confidentiality Agreement”), shall be kept confidential in accordance with and subject to the Confidentiality Agreement.

(b) The parties hereto agree that no public release, filing or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party or any of their Representatives without the prior written consent of Buyer and the Seller Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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6.5. Buyer Public Filings. During the Interim Period, Buyer covenants to maintain the registration of Buyer Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During the Interim Period, Buyer shall promptly (but in any event within twenty (20) days) after the end of each fiscal quarter, prepare and deliver to Sellers draft financial statements and a draft 10-Q for the fiscal quarter then ended.

6.6. No Solicitation. During the Interim Period, in order to induce the other parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each of Buyer, on the one hand, and the Company, on the other hand, shall not, and shall cause its Representatives to not, without the prior written consent of the other, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal for such party, (ii) furnish any non-public information regarding such party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal for such party, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal for such party, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal for such party, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal for such party, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such party is bound. For purposes of this Agreement, an “Acquisition Proposal” means, as applied to Buyer on the one hand, or the Company on the other hand, any inquiry, proposal or offer from any Person or group (other than, with respect to the Company, Buyer or, with respect to Buyer, any Seller Party) concerning the sale of all or any material part of the business, assets or equity securities of such party or its Subsidiaries outside of the ordinary course of business, whether by merger, consolidation, purchase of assets, tender offer or otherwise. Upon the execution of this Agreement, each of Buyer and the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal for such party and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations. Each of Buyer and the Company shall notify the other as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal for such party or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal for such party, and (ii) any request for non-public information relating to such party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the Person making such inquiry, proposal, offer or request for information. Each of the Company and Buyer shall keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information.

6.7. Commercially Reasonable Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each party shall (and shall cause its Affiliates to) use its commercially reasonable efforts and shall reasonably cooperate with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement (including the receipt of all required consents and approvals of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities and applicable Laws applicable to the transactions contemplated by this Agreement. Prior to the Closing, each party shall use its commercially reasonable efforts to obtain any consents of third Persons as may be necessary for the consummation of the transactions contemplated hereby by such party or required as a result of the execution, performance or consummation of the transactions contemplated hereby by such party, and the other parties shall provide reasonable cooperation in connection with such efforts.

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(b) In furtherance and not in limitation of Section 6.7(a), to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party agrees to make any required filing or application under Antitrust Laws with respect to the transactions contemplated hereby as promptly as reasonably practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under Antitrust Laws. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each party shall give prompt written notice to the other parties if such party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other parties with a copy of such Governmental Authority notice. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, the parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any other Transaction Document, the parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

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(d) During the Interim Period, each party shall use its commercially reasonable efforts to obtain any consents, approvals or waivers of Governmental Authorities or other third Persons as may be necessary for the consummation by such party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such party or its Affiliates, and the other parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no party shall be required to agree to any term, condition or modification with respect to obtaining any consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in such party or its Affiliates having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.8. Further Assurances. The parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.9. Post-Closing Board of Directors and Executive Officers. The parties shall take all necessary action, including causing the directors of Buyer to resign, so that effective as of the Closing, Buyer’s board of directors will consist of [__________________________] with the remaining two (2) seats on the five (5) member board of directors open, which open seats shall be filled after the Closing by an individual to be appointed by Sellers and an independent board member agreed by all parties. The parties shall also take all action necessary, including causing certain executive officers of Buyer to resign, so that the individuals serving as executive officers of Buyer immediately after the Closing will be those set forth on Schedule 6.9.

6.10. Buyer Debt Reduction. During the Interim Period, Buyer shall use its reasonable best efforts to reduce its Short-Term Debt below $1,200,000 in the aggregate as of the Closing. In furtherance of the foregoing, Buyer may extend or refinance any Short-Term Debt as of the Closing so that it is not due and payable within twelve (12) months after the Closing, provided that the terms of such extension or refinancing are reasonably acceptable to the Company. Unless otherwise agreed by the Company, there will be no Short-Term Debt or other Indebtedness of the NAC Companies as of the Closing that are Convertible Securities, including the [__________] Convertible Debt and the [___________] Convertible Debt.

6.11. Indemnification and Exculpation. Each of Buyer and the Company agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company (each, a “Company Indemnitee”) provided for in the Company Governing Documents shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Closing, the Company shall also indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Closing to the extent provided in any written indemnification agreements between the Company and such officers and directors. Buyer shall not amend the Governing Documents of the Company to amend, repeal or otherwise modify, in each case with retroactive effect, the provisions thereunder regarding the limitation of certain liabilities and indemnification of Company Indemnitees in a manner that would adversely affect the rights of the Company Indemnitees for actions taken or events occurring in periods on or prior to the Closing Date. The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.11 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11 and shall be entitled to enforce the covenants contained herein).

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6.12. Preservation of Records. After the Closing Date, Buyer and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the NAC Companies and the SHE Companies in existence on the Closing Date and make the same available for inspection and copying by Sellers upon reasonable request and upon reasonable notice.

Article VII.
CLOSING CONDITIONS

7.1. Conditions to Each Party’s Obligations. The obligations of each party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible under the terms hereof and applicable Law) of the following conditions on or prior to the Closing Date:

(a) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions or agreements contemplated by this Agreement.

(b) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate actively seeking to enjoin or otherwise restrict the consummation of the Closing.

(c) Governmental Consents. The parties will have obtained the consents, permits, approvals and waivers of any Governmental Authority required in order for the parties to consummate the transactions contemplated by this Agreement that are listed on Schedule 7.1(c), as well as any necessary approvals, or the termination or expiration of any waiting period, under the Antitrust Laws.

(d) Third-Party Consents. The parties will have obtained the consents, permits, approvals and waivers of any third party (other than a Governmental Authority) required in order for the parties to consummate the transactions contemplated by this Agreement that are listed on Schedule 7.1(d).

(e) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(f) Appointment of Buyer’s Board of Directors. The members of Buyer’s board of directors shall have been elected or appointed to Buyer’s board of directors as of the Closing consistent with the requirements of Section 6.9.

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7.2. Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver, such waiver being evidenced by the payment of the purchase price by Buyer or a written acknowledgement by Buyer) of each of the following conditions on or prior to the Closing Date:

(a) Company Representations, Warranties and Covenants. The representations and warranties of the Company to Buyer contained in Article III above (as modified by the Company Disclosure Schedules) shall be true and correct as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which will remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be true and correct (disregarding any qualifications as to materiality or Company Material Adverse Effect), would not reasonably be expected to have a Company Material Adverse Effect. All of the covenants to be complied with and performed by the Company on or before the Closing Date will have been duly complied with and performed in all material respects.

(b) Seller Representations, Warranties and Covenants. The representations and warranties of Sellers to Buyer contained in Article IV above (as modified by the Company Disclosure Schedules) shall be true and correct as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which will remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be true and correct (disregarding any qualifications as to materiality or Seller Material Adverse Effect), would not reasonably be expected to have a Seller Material Adverse Effect. All of the covenants to be complied with and performed by Sellers on or before the Closing Date will have been duly complied with and performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Other Closing Deliveries. Buyer shall have received at or prior to the Closing:

(i) a certificate from the Company, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(c);

(ii) a certificate from each Seller, dated the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Section 7.2(b) with respect to such Seller;

(iii) a certificate from the Company’s secretary certifying as to (i) copies of the Company’s Governing Documents as in effect as of the Closing Date, (ii) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Company is or is required to be a party, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any other Transaction Document to which the Company is or is required to be a party;

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(iv) good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(v) from each Seller, certificates representing the Purchased Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to Buyer), duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form reasonably acceptable for transfer on the books of the Company; and

(vi) a lock-up agreement, between Buyer and Sellers, similar in form and substance to the Lock-Up Agreement and otherwise reasonable acceptable to Buyer and Sellers (the “Seller Lock-Up Agreement”), duly executed by each Seller.

7.3. Conditions to the Seller Parties’ Obligations. The obligations of each Seller Party to consummate the Closing are subject to the satisfaction (or written waiver) of each of the following conditions on or prior to the Closing Date:

(a) Buyer Representations, Warranties and Covenants. The representations and warranties of Buyer to the Seller Parties contained in Article V above (as modified by the Buyer Disclosure Schedules) shall be true and correct as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which will remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be true and correct (disregarding any qualifications as to materiality or Buyer Material Adverse Effect), would not reasonably be expected to have a Buyer Material Adverse Effect. All of the covenants to be complied with and performed by Buyer on or before the Closing Date will have been duly complied with and performed in all material respects.

(b) No Material Adverse Effect. Since the date of this Agreement, no Buyer Material Adverse Effect shall have occurred and be continuing.

(c) Indebtedness. The Short-Term Debt of the NAC Companies as of the Closing does not exceed $1,200,000, as evidenced by documents reasonably acceptable to the Company.

(d) Lock-Up Agreement. The Lock-Up Agreement executed concurrently with this Agreement shall be in full force and effect as of the Closing.

(e) Other Closing Deliveries. Sellers shall have received at or prior to the Closing:

(i) a certificate from Buyer, dated the Closing Date, signed by an executive officer of Buyer in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b);

(ii) a certificate from Buyer’s secretary certifying as to (i) copies of Buyer’s Governing Documents as in effect as of the Closing Date, (ii) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Buyer is or is required to be a party, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any other Transaction Document to which the Company is or is required to be a party;

38

(iii) good standing certificates for Buyer certified as of a date no later than sixty (60) days prior to the Closing Date from the Secretary of State of the State of Nevada and from the proper Governmental Authority for each other jurisdiction in which Buyer is qualified to do business as a foreign corporation as of the Closing (to the extent that good standing certificates or similar documents are generally available in such jurisdictions);

(iv) a duly executed legal opinion addressed to Sellers and dated as of the Closing Date from Buyer’s legal counsel, in form and substance reasonably satisfactory to Sellers;

(v) a written resignation, effective as of the Closing, from each of the officers and directors of Buyer so that the provisions of Section 6.9 are satisfied;

(vi) from Buyer, certificates representing the Exchange Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to Sellers), duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form reasonably acceptable for transfer on the books of Buyer;

(vii) the Exchange Warrants, in form and substance reasonably acceptable to Sellers, duly executed by Buyer;

(viii) the Seller Lock-Up Agreement, duly executed by Buyer;

(ix) a copy of the Amended and Restated Employment Agreement between Buyer and Vincent Genovese, in form and substance reasonably acceptable to Sellers (the “Amended Employment Agreement”), duly executed by Buyer and Mr. Genovese;

(x) an Amended and Restated Promissory Note with [___________________] to amend and restate the [____________] Convertible Note so that it is no longer convertible into equity of Buyer and to extend part of the payment date for the [____________] Convertible Note, in form and substance reasonably acceptable to Sellers; and

(xi) an Amended and Restated Promissory Note with [__________] to amend and restate the [_____________] Convertible Note so that it is no longer convertible into equity of Buyer and to extend part of the payment date for the [____________] Convertible Note, in form and substance reasonably acceptable to Sellers.

7.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such the failure of such party or its Affiliates (or with respect to the Company, any Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII.
TERMINATION

8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by written notice by Buyer if any of the conditions to the Closing set forth in Sections 7.1 or 7.2 have not been satisfied or waived by Buyer on or before the sixtieth (60th) day after the date of this Agreement (the “Outside Date”); provided, however, the right to terminate under this Section 8.1(b) shall not be available to Buyer if the breach or violation of any representation, warranty, covenant or obligation of Buyer under this Agreement was a substantial cause of, or substantially resulted in, the failure of the Closing to occur on or before the Outside Date;

39

(c) by written notice by the Company if any of the conditions to the Closing set forth in Sections 7.1 or 7.3 have not been satisfied or waived by the Outside Date; provided, however, the right to terminate under this Section 8.1(b) shall not be available to the Company if the breach or violation of any representation, warranty, covenant or obligation of a Seller Party under this Agreement was a substantial cause of, or substantially resulted in, the failure of the Closing to occur on or before the Outside Date;

(d) by written notice by Buyer or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate pursuant to this Section 8.1(d) shall not be available to a party if the failure by such party (or with respect the Company, a Seller) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(e) by written notice by Buyer, if (i) there has been a breach by a Seller Party of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of a Seller Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the breaching party by Buyer or (B) the Outside Date; or

(f) by written notice by the Company, if (i) there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Buyer by the Company or (B) the Outside Date.

8.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the terminating party(ies) to the other parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party hereto or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 6.4, Article IX and this Section 8.2, as well as the Confidentiality Agreement, shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any willful breach of this Agreement or any action or omission that constitutes fraud in connection with this Agreement or the transactions contemplated by this Agreement, in either case, occurring prior to termination of this Agreement.

40

Article IX.
GENERAL PROVISIONS

9.1. Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing.

9.2. Expenses. Except as expressly otherwise set forth herein, each party hereto shall bear its own expenses with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

9.3. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 9.3) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Company prior to the Closing: Swiss Heights Engineering S.A Via Pioda 14 6900 Lugano Switzerland Attn: Filippo M. Puglisi, CEO

with a copy (which will not constitute notice) to:

Ellenoff, Grossman & Schole, LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Richard Anslow, Esq.
Email: ranslow@egsllp.com
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

With a copy (which will not constitute notice) to each Seller at the address set forth on Annex I hereto

If to any Seller: To the address of such Seller set forth on Annex I hereto.

with a copy (which will not constitute notice) to:

Ellenoff, Grossman & Schole, LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Richard Anslow, Esq.
Email: RAnslow@egsllp.com
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

If to Buyer (or the Company after the Closing):

NAC Global Technologies, Inc.
4720 Salisbury Road
Jacksonville, FL 32256
Attn: Vincent Genovese, CEO
Email: vgenovese@nacdrivesystems.com
Telephone: (904) 493-6496
Facsimile: (904) 339-9241

with a copy (which will not constitute notice) to:

Robinson Brog Leinwand Greene Genovese & Gluck, P.C.
875 Third Avenue,
New York, NY 10022
Attn: David E. Danovitch, Esq.
Email: ded@robinsonbrog.com
Telephone: (212) 603-6391

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

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9.4. Amendments and Waivers. This Agreement may not be amended nor any provision hereof waived except by a writing signed by Buyer and the Seller Parties. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.5. Binding Agreement; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted or purported transfer without such consent shall be null and void ab initio. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and, except for the rights of Company Indemnitees under Section 6.11, no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

9.6. Entire Agreement. This Agreement (including the exhibits and schedules hereto, which are hereby incorporated by reference in this Agreement), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and referenced in this Agreement, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter of this Agreement.

9.7. Choice of Law; Venue. This Agreement is to be construed and governed by the laws of the State of New York without giving effect to principles of conflicts of laws. Each party hereby irrevocably agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state or federal court located in New York County, State of New York (or in any court in which appeal from such courts may be taken). Each party hereto expressly consents to the personal jurisdiction and venue of such courts, and further, each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 9.3. Nothing in this Section 9.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.8. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION OR OTHER ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

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9.9. Specific Performance. The parties hereto agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

9.10. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11. Disclosure Schedules. The Disclosure Schedules to this Agreement are intended only to qualify and limit the representations and warranties contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations or warranties. Each party hereby acknowledges and agrees that: (i) certain agreements and other matters may be listed in the Disclosure Schedules for informational purposes only, as they do not rise above applicable materiality thresholds, they are not outside of the ordinary course of business or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”); (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties; (iii) disclosures made for the purpose of any section or sections of the Disclosure Schedules will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (iv) headings in the Disclosure Schedules have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement; (v) no reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (vi) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (vii) the inclusion of any matter, information or item in the Disclosure Schedules will not be deemed to constitute an admission of any liability to any third party; and (vii) summaries of or references to any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written documents themselves.

9.12. Rules of Construction. The parties further acknowledge and agree that (i) this Agreement and the other Transaction Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have (or were given the opportunity to have) reviewed and negotiated the terms and provisions of this Agreement (including any Annexes, Exhibits and Schedules hereto) and the other Transaction Documents and have (or were given the opportunity to have) contributed to their revision and (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Transaction Documents.

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9.13. Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “Dollars” or “$” shall mean United Stated Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, policy, instrument, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, policy, instrument, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements, policies or instruments) by waiver or consent and (in the case of Laws or Orders) by succession of comparable successor Laws or Orders and references to all attachments thereto and instruments incorporated therein; and (xi) all references in this Agreement to a “Section,” “Article,” “Schedule”, “Annex” or “Exhibit” are intended to refer to Sections or Articles of, or Schedules, Annexes or Exhibits to, this Agreement. With respect to any Contract, document, policy, certificate or instrument is represented and warranted to by a Seller Party to be given, delivered, provided or made available by a Seller Party, such Contract, document, policy, certificate or instrument will be deemed to have been given, delivered, provided and made available to Buyer or its Representatives if such Contract, document, policy, certificate or instrument shall have been posted to the electronic Drop Box maintained on behalf of the Company for the benefit of Buyer and its Representatives, and Buyer or its Representatives have been given access to the electronic folders containing such information.

9.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

9.15. Representation of the Company. The parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Company and/or Sellers in connection with this Agreement, and may have also represented the Company and/or its Affiliates in connection with matters other than the transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of Sellers or their Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Buyer, who are represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of Sellers and their Affiliates in which the interests of such Person are adverse to the interests of the Company and/or Buyer or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Company or any of its Affiliates. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, Sellers, (and not the Company or its directors, officers or employees), shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the other Transaction Documents.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

NAC GLOBAL TECHNOLOGIES, INC.

By:
Name:
Title:

The Company:

SWISS HEIGHTS ENGINEERING S.A.

By:
Name:
Title:

Sellers:

[__________________]

[____________________]

[Signature Page to Share Exchange Agreement]

Annex I
SELLERS

Seller Name	Address for Notice	No. of Purchased Shares Held by Seller	Pro Rata Share
[____________]	[_________________]	[________]	[_____]%
[_______________]	[______________________]	[__________]	[_______]%
TOTAL		[__________]	[_______]%

I-1

Annex II
DEFINITIONS

1. Certain Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounting Principles” means International Financial Reporting Standards, International Accounting Standards for Europe.

“Action” means any claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), cause of action, audit, suit, settlement, stipulation, hearing, investigation, charge, complaint, demand or any similar matter by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes hereof, “control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting agreement, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a NAC Company for the benefit of any employee or terminated employee of a NAC Company, or with respect to which a NAC Company has any Liability.

“Buyer Common Stock” means shares of Buyer’s common stock, par value $0.001 per share, and any equity securities of Buyer issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares.

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Buyer to the Company and Sellers on the date of this Agreement.

“Buyer Material Adverse Effect” means any changes, events, circumstances or developments which have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (a) the business, assets (whether tangible or intangible), Liabilities, financial condition or results of operations of the NAC Companies, or (b) the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Buyer is or is required to be a party or to perform its obligations hereunder or thereunder; provided, however, that none of the following shall constitute a “Buyer Material Adverse Effect”: (i) general changes in the financial or securities markets or general economic or political conditions in any country or region in which a NAC Company does business; (ii) changes, conditions or effects that generally affect the industries in which a NAC Company principally operates; (iii) changes in Laws or GAAP (or other applicable accounting standards) or the interpretation thereof; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) changes that are the result of the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships (contractual or otherwise) of NAC Companies with customers, suppliers, licensors or employees; (vi) any failure in and of itself by any NAC Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vii) changes that result from any action required by this Agreement or at the written request or with the written consent of the Company; provided, further, that any change, event, circumstance or development referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance or development has a disproportionate effect on the applicable NAC Company as compared to other participants of similar size and scope of such NAC Company in the industries and geographic areas in which such NAC Company primarily conducts its business.

II-1

“Buyer Warrants” means collectively, (i) the Series A Warrants and Series B Warrants issued pursuant to the final prospectus of the Company filed with the Securities and Exchange Commission (File No. 333-200969) and effective as of August 11, 2015, and (ii) the Warrant for 21,800 shares of Company common stock issued by the Company to [____________________] on January 8, 2015.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Company Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting agreement, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a SHE Company for the benefit of any employee or terminated employee of a SHE Company, or with respect to which a SHE Company has any Liability.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company and Sellers to Buyer on the date of this Agreement.

“Company Material Adverse Effect” means any changes, events, circumstances or developments which have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (a) the business, assets (whether tangible or intangible), Liabilities, financial condition or results of operations of the SHE Companies, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which the Company is or is required to be a party or to perform its obligations hereunder or thereunder; provided, however, that none of the following shall constitute a “Company Material Adverse Effect”: (i) general changes in the financial or securities markets or general economic or political conditions in any country or region in which a SHE Company does business; (ii) changes, conditions or effects that generally affect the industries in which a SHE Company principally operates; (iii) changes in Laws or the Accounting Principles (or other applicable accounting standards) or the interpretation thereof; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) changes that are the result of the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships (contractual or otherwise) of SHE Companies with customers, suppliers, licensors or employees; (vi) any failure in and of itself by any SHE Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vii) changes that result from any action required by this Agreement or at the written request or with the written consent of Buyer; provided, further, that any change, event, circumstance or development referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance or development has a disproportionate effect on the applicable SHE Company as compared to other participants of similar size and scope of such SHE Company in the industries and geographic areas in which such SHE Company primarily conducts its business.

II-2

“Contract” means any contract, agreement, binding arrangement, bond, note, indenture, mortgage, debt instrument, purchase order, license, franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Securities” means, with respect to any Person, any options, warrants or other rights to subscribe for or purchase any equity interests of such Person or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of such Person, including, with respect to Buyer, the [___________] Convertible Debt and the [__________] Convertible Debt.

“Disclosure Schedules” means collectively, the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“[_____________] Convertible Debt” means the Amended and Restated 12% Senior Convertible Promissory Note, dated September 23, 2015, issued to [____________________] with a principal amount as of such amendment and restatement of $438,123, due March 23, 2016, as amended and extended by the letter agreement, dated April 25, 2016.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person under common control with such first Person within the meaning of Section 414(b) or (c) of the Code, or for the purpose of Sections 302 and 303 of ERISA and/or Sections 412, 430, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“FINRA” means the U.S. Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

II-3

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

“Indebtedness” means, with respect to any Person, without duplication, (i) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of such Person, including indebtedness under any bank credit agreement and any obligations of such Person evidenced by notes, debentures, bonds or other similar instruments, (ii) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (iii) all obligations of such Person issued or assumed for deferred purchase price payments (other than trade accounts payable arising in the ordinary course of the business), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all capital lease obligations of such Person under leases required to be capitalized in accordance with GAAP or the Accounting Standards, as applicable, (vi) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations, and (vii) all obligations described in clauses (i) through (vi) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, including continuations, provisionals, divisionals, continuations, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, mask work rights and moral rights, (iv) all software, (v) confidential information, know-how, trade secrets and inventions and (vi) all other intellectual property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means, (i) with respect to the Company, the actual, direct and personal knowledge of the Persons set forth in Schedule II-K(i) hereto, (ii) with respect to Buyer, the actual, direct and personal knowledge of the Persons set forth in Schedule II-K(ii) hereto, (iii) with respect to any other Person that is a natural person, the actual, direct and personal knowledge of such Person or (iv) with respect to any other Person that is an entity, the actual, direct and personal knowledge of the directors and executive officers (or Persons serving in similar capacities) of such Person, in each case of clauses (i) through (iv), without any inquiry requirement.

II-4

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, deed of trust, collateral assignment, security interest, lien, pledge, hypothecation or other encumbrance.

“NAC Company” means Buyer or any of its Subsidiaries.

“NRS” means the Nevada Revised Statutes, as amended and in effect from time to time.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“OTC Markets” means the OTCQB or OTCQX (or any successors to any of the foregoing) or the “Pink Sheets” published by OTC Markets, Inc.

“OTCQB” means the OTCQB Venture Marketplace.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means with respect to any Person (i) Liens for Taxes or assessments and similar governmental charges or levies, which either are not delinquent or being contested in good faith and by appropriate proceedings (and adequate reserves have been established with respect thereto), (ii) Liens imposed by Law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due, (iii) Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances that do not materially interfere with the value or use by such Person of its assets, (iv) good faith deposits in connection with contracts, including rent security deposits, (v) the rights of landlords, lessors and/or licensors under any Contract under which such Person leases or licenses any property or rights and (vi) Liens set forth on Schedule II-P.

“Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Representative” means, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors (or members of a similar governing body or with a similar role), employees, equity holders, consultants, advisors, agents and other representatives.

II-5

“[___________] Convertible Debt” means the Amended and Restated 3% Original Issue Discount Convertible Promissory Note, dated January 8, 2015, issued to [____________] with a principal amount as of such amendment and restatement of $100,000, due January 8, 2016, as amended and extended by the letter agreement, dated April 26, 2016.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any changes, events, circumstances or developments which have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of a Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Seller is or is required to be a party or to perform its obligations hereunder or thereunder.

“SHE Company” means the Company or any of its Subsidiaries.

“Short-Term Debt” means, as of any particular date, the aggregate of the Indebtedness and the trade payables that are more than 120 days past due of the NAC Companies that are due and payable within twelve (12) months after such date.

“SOXA” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (i) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) as a result of transferee or successor liability, of having been a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law and (iii) any liability for payment of amounts described in clauses (i) or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other agreement to indemnify any other Person for Taxes, except for any Contract, a significant purpose of which is not the indemnity, sharing, allocation, payment or similar action regarding Taxes (or any Liability for the payment of any Taxes) and in which such provisions regarding the indemnity, sharing, allocation, payment or similar action regarding Taxes (or any Liability for the payment of any Taxes) are typical of such Contract, and for which the provision for any Tax indemnity, sharing, allocation, payment or similar action is not material.

II-6

“Transaction Documents” means this Agreement, the Lock-Up Agreement, the Exchange Warrants, the Seller Lock-Up Agreement, the Amended Employment Agreement and each agreement, instrument or document attached hereto as an Annex or Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

2. Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.6
Agreement	Preamble
Amended Employment Agreement	7.3(e)(ix)
Antitrust Laws	6.7(b)
Buyer	Preamble
Buyer Financial Statements	5.8(c)
Buyer IP Licenses	5.18(b)
Buyer Lease Agreements	5.17(b)
Buyer Leased Real Property	5.17(b)
Buyer Licensed IP	5.18(b)
Buyer Material Contract	5.19(a)
Buyer Outbound IP License	5.18(e)
Buyer Owned Real Property	5.17(a)
Buyer Registered IP	5.18(a)
Buyer Related Person	5.22
Buyer Shares	1.2
Buyer SOP	5.3
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Financial Statements	3.8(a)
Company Indemnitee	6.11
Company IP Licenses	3.17(b)
Company Lease Agreements	3.16(b)
Company Leased Real Property	3.16(b)
Company Licensed IP	3.17(b)
Company Material Contract	3.18(a)
Company Outbound IP License	3.17(e)
Company Owned Real Property	3.16(a)
Company Registered IP	3.17(a)
Company Related Person	3.21
Confidentiality Agreement	6.4(a)
Conflict	3.6
Consent	3.7
EGS	2.1
Exchange Shares	1.2
Exchange Warrant Shares	1.2
Exchange Warrants	1.2
Informational Disclosures	9.11
Interim Period	6.1(a)
Lock-Up Agreement	Recitals
Official	3.12
Outside Date	8.1(b)
Public Certifications	5.8(a)
Purchased Shares	1.1
SEC Reports	5.8(a)
Seller Lock-Up Agreement	7.2(d)(vi)
Seller Parties	Preamble
Sellers	Preamble
Top Buyer Customers	5.26
Top Buyer Suppliers	5.26
Top Company Customers	3.25
Top Company Suppliers	3.25

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